Exhibit 21

SUBSIDIARIES OF REGISTRANT

State or Jurisdiction of Incorporation or Organization
Financial Institutions, Inc. Subsidiaries:

Five Star Bank	New York

Scott Danahy Naylon, LLC	New York

Courier Capital, LLC	New York

Five Star Bank Subsidiaries:

Five Star REIT, Inc.	New York